CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the financial statements and financial highlights of NexPoint Funds I, comprising NexPoint Event Driven Fund, NexPoint Merger Arbitrage Fund and NexPoint Credit Catalyst Fund, which are included in Form N-CSR for the year or period ended June 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 27, 2026